Exhibit 3.8

JOINT PRESS RELEASE

BANCA INTESA AND SANPAOLO IMI SIGN AN AGREEMENT WITH ALL THE TRADE UNIONS FOR ACTIVATION OF THE SOLIDARITY ALLOWANCE ON A VOLUNTARY BASIS

Milano, Torino, 1st December 2006 – Banca Intesa and Sanpaolo IMI have reached an agreement with all the nine Trade Unions of the banking industry which provides for the activation of the Solidarity Allowance (as per Ministerial Decrees 158 of 2000 and 226 of 2006) in 2007 exclusively on a voluntary basis, subject to the approvals of the merger plan by the Shareholders’ Meetings of the two banks summoned for today. This agreement relates to the processes aimed at improving efficiency in connection with the merger between Banca Intesa and Sanpaolo IMI, which will be fully defined in the Business Plan of the new Gruppo Intesa Sanpaolo to be drawn up.

Employees of Gruppo Intesa and Gruppo Sanpaolo IMI who qualify for pensions within 60 months are eligible for adhering to the Solidarity Allowance.

For the purpose of ensuring an adequate service level, a number of apprentices will be recruited equal to 50% of the exits of the branch commercial staff.

The number of employees potentially involved is of approximately 5,200, of which 2,400 in Gruppo Intesa and 2,800 in Gruppo Sanpaolo IMI.

* * *

The Banca Intesa securities referred to herein that will be issued in connection with the merger described herein have not been, and are not intended to be, registered under the U.S. Securities Act of 1933 (the “Securities Act”) and may not be offered or sold, directly or indirectly, into the United States except pursuant to an applicable exemption.  The Banca Intesa securities will be made available within the United States in connection with the merger pursuant to an exemption from the registration requirements of the Securities Act.

The merger described herein relates to  the securities of two foreign (non-U.S.) companies and is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under U.S. federal securities laws, since Banca Intesa and Sanpaolo IMI are located in Italy, and some or all of their officers and directors may be residents of Italy or other foreign countries. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that Banca Intesa may purchase securities of Sanpaolo IMI otherwise than in the merger, such as in open market or privately negotiated purchases.

You should be aware that Sanpaolo IMI may purchase securities of Banca Intesa otherwise than in the merger, such as in open market or privately negotiated purchases.

FORWARD-LOOKING STATEMENTS

This communication contains forward-looking information and statements about Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. and their combined businesses after completion of the merger. Forward-looking statements are statements that are not historical facts.  These statements include financial projections and estimates and their underlying assumptions, statements regarding plans, objectives and expectations with respect to future operations, products and services, and statements regarding future performance.  Forward-looking statements are generally identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates” and similar expressions. Although the managements of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. believe that the expectations reflected in such forward-looking statements are reasonable, investors and holders of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. shares are cautioned that forward-looking information and statements are subject to various risks and uncertainties, many of which are difficult to predict and generally beyond the control of Sanpaolo IMI S.p.A. and Banca Intesa S.p.A., that could cause actual results and developments to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.  These risks and uncertainties include those discussed or identified in the public documents sent by Sanpaolo IMI S.p.A. and Banca Intesa S.p.A. to CONSOB and under “Risk Factors” in the annual report on Form 20-F for the year ended December 31, 2005 filed by Sanpaolo IMI S.p.A. with the SEC on June 29, 2006.  Except as required by applicable law, neither Sanpaolo IMI S.p.A. nor Banca Intesa S.p.A. undertakes any obligation to update any forward-looking information or statements.

Investor Relations		Media Relations
+39.02.87943180		+39.02.87963531
investorelations@bancaintesa.it		stampa@bancaintesa.it
www.bancaintesa.it